Exhibit 10.1

COMPENSATION MODIFICATION AGREEMENT

THIS COMPENSATION MODIFICATION AGREEMENT (“Agreement”), is made this 29th day of September 2009, by and between Heritage Financial Corporation, Heritage Bank and Central Valley Bank, its wholly owned subsidiaries (together, the “Corporation”), and             , an officer of the Corporation (“Executive”).

WHEREAS, on November 21, 2008, the Corporation entered into a Letter Agreement, which incorporates by reference the Securities Purchase Agreement – Standard Terms, with the United States Department of the Treasury (“UST”), governing the Corporation’s participation in the UST Troubled Assets Relief Program (“TARP”) Capital Purchase Program (“CPP”), under which the Corporation issued preferred stock and warrants to purchase Corporation stock to the UST in return for cash; and

WHEREAS, in order for the Corporation to participate in the CPP, the Corporation and certain of its officers must comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”) regarding executive compensation and corporate governance and the related UST interim final regulations (31 CFR Part 30) published in the Federal Register on June 15, 2009, as they may be amended from time to time by the UST (the “Compensation Guidelines”); and

WHEREAS, the Corporation delivered a certificate to the UST at the closing of the CPP transaction that it will comply with all the Compensation Guidelines; and

WHEREAS, the Board of Directors of the Corporation has authorized and directed the Compensation Committee to take any and all the actions required under the Compensation Guidelines in order to enable the Corporation to deliver that certificate and authorized each member of the Compensation Committee to execute this Agreement on behalf of the Corporation; and

WHEREAS, in order to comply with the Compensation Guidelines during the TARP Period (as defined in the Compensation Guidelines), the Corporation, through the Compensation Committee, is required to (1) discuss, evaluate and review the senior executive officer (“SEO”) compensation plans to ensure that these plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Corporation, (2) discuss, evaluate and review employee compensation plans in light of the risks posed to the Corporation by such plans and how to limit such risks and (3) discuss, evaluate and review all the executive compensation plans of the Corporation to ensure that these plans do not encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any of its employees; and

WHEREAS, in order to comply with the Compensation Guidelines during the TARP Period, the Corporation, through the Compensation Committee, must adopt appropriate provisions for the recovery by the Corporation of any bonus, incentive compensation or retention award paid to an SEO or the next 20 most highly compensated employees (as defined in the Compensation Guidelines) based on financial statements or performance metric criteria later determined to be materially inaccurate or to be material and inaccurately applied; and

WHEREAS, in order to comply with the Compensation Guidelines during the TARP Period, the Corporation is prohibited from making any golden parachute payment or paying any tax gross-ups (as defined in the Compensation Guidelines) to any SEO and any of the next five most highly compensated employees; and

WHEREAS, in order to comply with the Compensation Guidelines during the TARP Period, the Corporation is prohibited from paying or accruing any bonus payment to the most highly compensated employee of the Corporation with the exception of long-term restricted stock, as permitted by the Compensation Guidelines; and

WHEREAS, in order to comply with the Compensation Guidelines during the TARP Period, the Corporation must adopt and enforce an excessive or luxury expenditure policy in compliance with the Compensation Guidelines, which may limit the payment or reimbursement of certain expenses of senior executive officers by the Corporation.

NOW, THEREFORE, to ensure that the Corporation and Executive are in compliance with Section 111(b) of EESA and the Compensation Guidelines and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows:

1. COVERAGE OF COMPENSATION GUIDELINES - INTENTION: The Compensation Guidelines and the provisions of this Agreement apply to the Corporation during the TARP Period and apply to Executive during any period of time during the TARP Period that Executive is an SEO or most highly compensated employee under the Compensation Guidelines. The intention of this Agreement is to comply with Section 111(b) of EESA and the Compensation Guidelines, and the Agreement shall be administered and interpreted accordingly.

2. GENERAL MODIFICATION OF EMPLOYMENT, COMPENSATION AND BENEFIT AGREEMENTS, PLANS AND POLICIES: The Corporation and Executive agree that, notwithstanding any contract, plan, policy agreement or understanding to the contrary, all employment, compensation and benefit agreements, plans and policies (collectively referred to herein as “Executive Compensation Agreements”) with respect to Executive shall be deemed modified to comply in all respects with Section 111(b) of EESA as implemented by any guidance or regulation thereunder, including the Compensation Guidelines. The Corporation and Executive further agree that the Corporation shall not adopt any new benefit plan with respect to Executive that does not comply with Section 111(b) of EESA as implemented by any guidance or regulation thereunder, including the Compensation Guidelines. The Executive agrees that the Corporation, through its Compensation Committee, has the sole discretion: (a) to determine whether and to what extent any SEO compensation plans covering Executive encourage

Executive to take unnecessary and excessive risks that threaten the value of the Corporation; (b) to determine whether and to what extent any other employee compensation plans covering Executive pose risks to the Corporation that should be limited; (c) to determine whether and to what extent any employee compensation plans covering Executive encourage the manipulation of reported earnings; and (d) to limit or eliminate any compensation or compensation plan based on these determinations.

3. RECOVERY OF CERTAIN COMPENSATION: In the event Executive is an SEO or one of the next 20 mostly highly compensated employees and receives a bonus, incentive compensation or retention award from the Corporation based on financial statements or performance metric criteria later determined by the Corporation’s Compensation Committee, in its sole discretion, to be materially inaccurate or to be material and inaccurately applied, Executive agrees to return to the Corporation, within 30 days of a written demand therefore, the amount of the bonus, incentive compensation or retention award received by Executive in excess of the amount that would have been paid to Executive had the inaccurate statements or criteria been accurate and accurately applied.

4. GOLDEN PARACHUTE PAYMENTS AND GROSS-UPS: Executive agrees that if Executive is an SEO or any of the next five most highly compensated employees: (a) the Executive shall not be entitled to receive any golden parachute payment not permitted under the Compensation Guidelines; (b) Executive shall not be entitled to gross-up reimbursement by the Corporation of taxes owed by Executive; and (c) that all Executive Compensation Agreements between Executive and the Corporation are deemed to be amended in this regard.

5. LIMITS ON BONUSES, INCENTIVE COMPENSATION AND RETENTION AWARDS: If Executive is the most highly compensated employee, Executive shall be subject to all applicable prohibitions on bonuses, incentive compensation and retention awards contained in the Compensation Guidelines and all Executive Compensation Agreements between Executive and the Corporation are deemed to be amended in this regard.

6. PERQUISITES AND EXPENDITURES: Executive hereby agrees to be bound by any limits on perquisites or expenditures that are imposed by any excessive or luxury expenditure policy adopted by the Corporation in compliance with the Compensation Guidelines, notwithstanding any Executive Compensation Agreements that provide otherwise or a prior practice for payment or reimbursement of such expenses by the Corporation. The Executive agrees to return or reimburse to the Corporation any amounts received in violation of this Paragraph 6, within 30 days of a written demand by the Corporation.

7. NONCOMPETITION AND NONINTERFERENCE: If the Executive’s employment is terminated during the TARP Period other than by reason of Cause (as defined in the Executive’s Employment Agreement, dated as of October 1, 2006), the Corporation hereby agrees to not enforce Sections 7.1 and 7.2 of the Employment Agreement, governing noncompetition and noninterference.

8. WAIVER: Executive hereby voluntarily waives any claim against the Corporation for any changes to my compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including golden parachute agreements and tax gross-ups) that are required to comply with the Compensation Guidelines and that are made pursuant to this Agreement. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the Compensation Guidelines, including, without limitation, a claim for any compensation or other payments Executive would otherwise receive.

9. COVERED EMPLOYMENT, COMPENSATION AND BENEFIT AGREEMENTS, PLANS AND POLICIES: Executive acknowledges that all Executive Compensation Agreements applicable to Executive, including but not limited to the Executive Compensation Agreements that are listed in Annex A hereto, are subject to the modifications and amendments provided for in this Agreement and the Compensation Guidelines, to the extent applicable, including as a result of any required reviews of compensation plans by the Compensation Committee.

10. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation, or unless such modification is required by changes in the Compensation Guidelines. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by federal law, to the extent applicable, and otherwise by the laws of the State of Washington.

11. INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE

Signature

Print Name
Name

HERITAGE FINANCIAL CORPORATION

By:
Signature

Print Name
Member of the Compensation Committee

ANNEX A

[List name of each officer and agreement modified]

1.	Amended and restated Employment Agreement by and among Heritage Financial Corporation, Heritage Bank, Central Valley Bank and effective.

2.	Management Incentive Plan.

3.	All Incentive Stock Options and Restricted Stock Award grants provided under shareholder approved equity compensation plans.

4.	All other compensation programs provided by the Corporation and subject to Executive Compensation Programs while the company is subject to guidelines.